Execution Version

Employment Agreement

Grindr LLC (the “Company”) is pleased to offer you employment in the position of Chief Financial Officer (“CFO”) on the terms and conditions set forth in this agreement (this “Agreement”).

1.Employment by the Company. Your employment with the Company shall begin on or about September 26, 2022, or such other date as agreed to by you and the Company (such actual date your employment begins, the “Start Date”). This is a full-time exempt position. You will work with the general expectation that you perform services and are available during normal business hours consistent with the Company’s hours of operations in the Pacific time zone. Your hours and days of work are subject to change and you may be required to work additional or different hours from time to time to meet business needs. As an exempt employee, you will not be entitled to overtime. During your employment with the Company, you shall perform such duties on behalf of the Company, its subsidiaries and ultimate corporate parent (Grindr Group LLC or, subject to the closing of the transactions contemplated by the Merger Agreement, Grindr Inc.). You shall perform such duties commensurate with the CFO’s office as contained in the bylaws of the Company or as you shall reasonably be directed by the Company’s Chief Executive Officer that are not inconsistent with your position as CFO including, if requested, serving in positions at, and providing such services to, any parent, subsidiary or affiliate of the Company. You agree and understand, however, that in your role you are required to attend various in-person business functions and engagements in connection with the performance of your duties, and the Company accordingly reserves the right to reasonably require you to periodically perform your duties at places other than your home from time to time, and to require reasonable business travel.

2.Compensation.

2.1Base Salary. For services to be rendered hereunder, you shall receive a base salary at the rate of $505,000 per year (the “Base Salary”), subject to required tax withholdings and authorized deductions and payable in accordance with the Company’s established payroll schedule as revised from time-to-time, currently semi-monthly. Your Base Salary shall be subject to annual review by the Company’s Board of Directors (the “Board”) (or a committee thereof) and may be increased, but not decreased below its then current level (unless pursuant to a salary reduction program applicable generally to the Company’s other C-level employees of no greater than 10% reduction).

2.2Annual Bonus. During your employment, for each fiscal year starting with the fiscal year ending December 31, 2023, you shall be eligible to earn an annual discretionary bonus award with a target amount equal to sixty percent (60%) of your then-current annual Base Salary (an “Annual Bonus”) based on the achievement of performance objectives and goals as determined and established annually by the Company’s Board, or the compensation committee of the Board in its reasonable discretion. Except as otherwise specially provided herein, in order to earn any Annual Bonus, you must be an employee in good-standing as of the final day of the applicable fiscal year to which the Annual Bonus relates. Except as otherwise specially provided herein, any Annual Bonus shall be paid to you in a single lump-sum payment within two and one- half months after the end of the applicable fiscal year to which the Annual Bonus relates.

1.1Sign-On Bonus. Upon the commencement of your employment with the Company, you will receive a one-time signing bonus in the amount of $225,000 (the “Sign-On Bonus”). The Sign-On Bonus will be paid to you as an advance and prior to your earning of such Sign-On Bonus as follows: (i) fifty percent (50%) of the Sign-On Bonus will be paid to you, less applicable withholdings and deductions, within thirty (30) days after the Start Date, and (ii) the remaining fifty percent (50%) of the Sign-On Bonus will be paid to you, less applicable withholdings and deductions, upon the first regularly-scheduled payroll date after the date that is six (6) months after the Start Date. You will not earn the Sign-On Bonus unless you remain actively and continuously employed with the Company through the first anniversary of your Start Date, provided that, in the event that your employment is terminated by the Company without Cause, or in the event that you resign your employment with Good Reason, in either case, prior to the date that is one year after your Start Date, you will still receive and have the right to retain the full Sign- On Bonus. If you voluntarily resign from the Company without Good Reason or are terminated for Cause within one (1)-year of the Start Date, you agree that you will be required to pay back the full amount of the Sign-On Bonus that you received within thirty (30) days of the date of termination of your employment with the Company.

1.2Incentive Awards. Subject to approval by the board of directors of Grindr Inc. (“Grindr”), you shall be eligible to receive certain incentive and equity-based awards, the terms of which are provided in Exhibit A attached hereto (the “Incentive Awards”). The Incentive Awards shall be subject to the terms and conditions of Grindr’s 2022 Equity Incentive Plan (the “Plan”) and an applicable award agreement thereunder.

3.Reasonable Business Expenses. You will be eligible for reimbursement of all reasonable, necessary and documented out-of-pocket business, entertainment, and travel expenses incurred by you in connection with the performance of your duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

4.Company Policies; Standard Company Benefits. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control. You shall be entitled to participate in all employee benefit programs for which you are eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. You shall be entitled to paid time off (vacation, holiday, and sick leave), in accordance with the Company’s policies for similarly situated senior executives. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

5.Indemnification. Subject to applicable law, with respect to any claims made against you in your capacity as an officer or employee of the Company and its affiliates, you will be advanced expenses and provided indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation or Bylaws, any separate indemnification agreement between you and

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the Company, all as amended, and applicable law, and shall benefit from any directors and officers insurance policies maintained by the Company.

6.At-Will Employment. Your employment relationship is at-will. Either you or the Company may terminate the employment relationship at any time, with or without Cause or advance notice. Upon termination of your employment for any reason, you shall resign from all positions and terminate any relationships as an employee, advisor or officer with the Company and any of its affiliates, each effective on the date of termination.

7.Outside Activities During Employment. Except with the prior written consent of the Board, you will not during the term of your employment with the Company undertake or engage in any other employment, occupation, or business enterprise other than (i) ones in which you are a passive investor or (ii) you serve on the board of directors of no more than two companies, only one of which may be a public company. You may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your duties hereunder. You agree not to knowingly acquire, assume, or participate in, directly or indirectly, any investment, interest, business, or other activity that is known to be competitive, antagonistic, or otherwise in conflict to the Company or its business or prospects.

8.Termination; Severance.

8.1Term and Termination. The term of this Agreement shall be the period commencing on the Start Date and ending on the date that your employment is terminated by either party pursuant to the provisions of this Agreement. You are employed at-will, meaning that, subject to the terms and conditions set forth herein, either the Company or you may terminate your employment at any time, with or without Cause. Upon termination of your employment with the Company for any reason, you shall also be deemed to have resigned from any other position or office you hold with the Company and any of its affiliates.

8.2Compensation upon Termination. Upon the termination of your employment for any reason, the Company shall pay you (i) all of your accrued and unpaid wages earned through your last day of employment (the “Separation Date”), (ii) any unreimbursed business expenses;
(iii) the value of any accrued and unused vacation days; (iv) any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination and (v) any other amounts required by local law or the express terms of any employee benefit plan to be paid to you (items (i), (ii), (iii) and (iv), collectively, the “Accrued Benefits”). The Accrued Benefits will be paid within sixty (60) days following termination of your employment, or such earlier date as may be required by applicable law.

8.3Involuntary Termination. If you are subject to an Involuntary Termination, then, provided that you remain in compliance with the applicable terms of this Agreement (including the conditions described in Section 8.5 below), the Company shall provide you, as severance, the following: (i) a lump-sum cash payment equal to the greater of (A) twelve (12) months of your Base Salary in effect as of the Separation Date or (B) the amount of severance payment pursuant to the then-applicable company-wide severance policy as may be adopted by the Company from time to time, subject to standard payroll deductions and withholdings, (ii) a pro-rata portion of your Annual Bonus for the fiscal year in which your termination occurs based on actual results for

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such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that you are employed by the Company and the denominator of which is 365), payable at the same time bonuses for such year are paid to other senior executives of the Company, and
(iii) continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you and your eligible dependents for a period of twelve (12) months at the Company’s expense(items (i) through (v), collectively, the “Severance”). The Severance in item (i) will be paid in a lump sum cash payment no later than the first regularly-schedule payroll date following the sixtieth (60th) day after your Separation Date; provided, that the Separation Agreement (as discussed in Section 8.5) has become effective.

8.4Termination for Cause; Resignation Without Good Reason; Death or Disability. If you resign without Good Reason at any time, if the Company terminates your employment for Cause at any time, or if your employment terminates as a result of your death or Disability at any time, then all payments of compensation by the Company to you hereunder other than the Accrued Benefits will terminate immediately (except as to amounts already earned), and you will not be entitled to the Severance, provided that if you are terminated for death or Disability, you (or your estate, if applicable) shall receive a pro-rata portion of your Annual Bonus for the fiscal year in which such termination occurs based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that you are employed by the Company and the denominator of which is 365), payable at the same time bonuses for such year are paid to other senior executives of the Company.

8.5Conditions to Receipt of Severance and Other Benefits. The receipt of the Severance and other benefits provided herein will be subject to you signing and not revoking a separation agreement and general release of claims in a form reasonably satisfactory to you and the Company (the “Separation Agreement”) by no later than the sixtieth (60th) day after the Separation Date (“Release Deadline”). No Severance or benefits will be paid or provided until the Separation Agreement becomes effective. You shall also resign from all positions and terminate any relationships as an employee, advisor or officer with the Company and any of its affiliates, each effective on the Separation Date.

9.Definitions.

9.1Cause. For purposes of this Agreement, “Cause” shall mean the CFO’s action, or failure to act after the date hereof that constitutes any of the following: (a) the plea of guilty or nolo contendere to, or conviction for a crime involving dishonesty, intentional misconduct, or breach of trust; (b) gross negligence in the performance of your duties; (c) a material breach by you of a fiduciary duty owed to the Company; (d) a material breach of any written agreement between you and the Company; or (e) a knowing and material violation by you of any material Company policy pertaining to ethics, wrongdoing or conflicts of interest, which policy had been provided to you in writing or otherwise made generally available prior to such violation; provided, that in the case of conduct described in clauses (b), (c), (d) or (e) “Cause” shall only apply to conduct occurring after the date hereof and, if such conduct is capable of being cured, you shall have a period of no less than twenty (20) days after you are provided with written notice (specifying in reasonable detail the acts or omissions believed to constitute Cause and the steps

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necessary to remedy such condition, if curable) in which to cure, which such notice specifically identifies the breach or the violation that the Company believes constitutes Cause.

9.2Code. For purposes of this Agreement, “Code” means the U.S. Internal Revenue Code of 1986 (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect.

9.3Disability. For purposes of this Agreement, “Disability” shall have the definition ascribed to it in any applicable disability benefit plan maintained by the Company or, in the absence of such definition, shall mean your inability to perform the essential functions of your position, notwithstanding the provision of any reasonable accommodation, for a consecutive period of at least 91 calendar days or any non-consecutive period of 150 calendar days in any consecutive 365-calendar day period.

9.4Good Reason. For purposes of this Agreement, you shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (a) a material reduction in your Base Salary (unless pursuant to a salary reduction program applicable generally to the Company’s other C- level employees of no greater than 10% reduction); (b) a material diminution in your job duties, responsibilities, authorities or title, including, but not limited to, you not being the Chief Financial Officer of the Company (or ultimate parent company of the entity succeeding to the Company’s business following a change in control); or (c) the Company requires you to relocate from your current residence in Scarsdale, New York. In order to resign for Good Reason, you must provide written notice to the Board within sixty (60) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least thirty (30) days from receipt of such written notice to cure such event, if curable, and if such event is not reasonably cured within such period, you must resign your employment with the Company no later than sixty (60) days after the expiration of the cure period.

9.5Involuntary Termination. For purposes of this Agreement, “Involuntary Termination” means a termination of your employment with the Company pursuant to either (a) a termination initiated by the Company without Cause or (b) your resignation for Good Reason. An Involuntary Termination does not include any other termination of your employment, including a termination due to your death or Disability.

9.6Merger Agreement. For purposes of this Agreement, “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 9, 2022, by and among Tiga Acquisition Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), Tiga Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror and Grindr Group LLC, a Delaware limited liability company.

10.Proprietary Information Obligations; Arbitration; Prior Obligations. As a condition of employment, you shall execute and abide by the Company’s standard form of Employee Confidentiality, Proprietary Rights, and Arbitration Agreement (the “Confidentiality Agreement”), attached as Exhibit B. In your work for the Company, you will be expected not to

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use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company. You represent to the Company that you are not subject to or a party to any employment agreement, non-competition covenant, or other agreement that would be breached by, or prohibit you from, executing this Agreement and performing fully your duties and responsibilities hereunder.

11.Legal Fees. The Company shall pay or reimburse you for reasonable attorneys’ fees and expenses incurred by you in connection with the negotiation of this Agreement, up to a maximum amount of $25,000 promptly upon presentation of appropriate supporting documentation.

12.Section 409A. It is intended that all of the Severance and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations Sections 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Code Section 409A. For all purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulations Sections 1.409A 2(b)(2)(i) and (iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” for purposes of Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon your separation from service set forth herein and/or under any other agreement with the Company are deemed to be “nonqualified deferred compensation” under Code Section 409A, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, such payments shall not be provided to you prior to the earliest of (i) the first date following expiration of the six-month period following the date of your separation from service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 12 shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the

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applicable agreement. No interest shall be due on any amounts so deferred. If the Severance is not covered by one or more exemptions from the application of Code Section 409A and the Release Deadline occurs in the calendar year following the calendar year of your Separation Date, the Separation Agreement will not be deemed effective any earlier than the Release Deadline for purposes of determining the timing of provision of the Severance. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Code Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Code Section 409A.

13.Offer Conditions. This offer is subject to satisfactory proof of your identity and right to work in the United States and other applicable pre-employment screenings.

14.General Provisions. This Agreement, together with its exhibits, constitutes the entire agreement between you and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. Modifications or amendments to this Agreement, other than those changes expressly reserved to the Company’s discretion in this letter, must be made in a written agreement signed by you and the Board. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators. The Company may freely assign this Agreement, without your prior written consent provided that the Company remains responsible for all payments due and obligations owed to you hereunder. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. This Agreement shall become effective as of the Start Date and shall terminate upon your termination of employment with the Company. The obligations as forth under Sections 8, 9, 10, 11, 12, 13 and 14 will survive the termination of this Agreement. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

Accepted and agreed:

Grindr LLC
    /s/ James Lu
James Lu

Date: August 26, 2022

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Accepted and agreed:

    /s/ Vanna Krantz
Vanna Krantz

Date: August 26, 2022

Enclosures:

Exhibit A: Incentive Awards Term Sheet
Exhibit B: Employee Confidentiality, Proprietary Rights, and Arbitration Agreement

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Exhibit A

Incentive Awards Term Sheet

General Terms
Equity Plan	All Incentive Awards will be issued subject to the terms and conditions of the Plan and an applicable award agreement and restrictive covenants thereunder.
Total Equity Award Value	Up to $8,100,000 split between a Times-Based Equity Award (60%) and Performance-Based Equity Awards (40%), as set forth below.
Time-Based Equity Award
Award Vehicle	The Time-Based Equity Award will be granted in the form of Restricted Stock Units (“RSUs”).
Time-Based Grant
•RSUs representing a right to acquire $4,860,000 of Common Stock at the Reference Price (as defined below), subject to the Vesting Schedule.
•The value per share of Common Stock used to establish the number of RSUs in the Time-Based Grant (the “Reference Price”) shall be determined based on the pro forma value of one Share at Closing. For purposes of all price computations with respect to the price per Share in this Time-Based Equity Award section, such price shall be assumed to be $10.00 and such computations shall be adjusted in the event that (whether in relation to the transactions contemplated between the Company and a special purpose acquisition company or an alternative listing transaction) the Reference Price is anything other than
$10.00.

Time-Based Equity Award Grant Date	As soon as practicable following the Closing Date.
Vesting Schedule
The Time-Based Equity Award shall vest over five (5) years, one-fifth (1/5th) on each anniversary of the Start Date, subject to the CFO’s continued employment in good standing by the Company through each vesting date.

Double-Trigger Change in Control Vesting
The Time-Based Equity Award shall accelerate and vest in full on a termination by the Company without Cause or a resignation by you for Good Reason, in either case, at any time within twelve (12) months following a change in control.

Performance-Based Equity Awards
Award Vehicle	The Performance-Based Equity Awards will be granted in the form of RSUs, subject to the CFO’s continued employment in good standing by the Company through the Performance Award Grant Date.
Performance-Based Grant	•Subject to the Performance Threshold conditions (immediately below) and the Vesting Schedule, RSUs representing a right to acquire $3,240,000 of Common Stock.

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Performance Threshold
•On the first occasion (if any) during the CFO’s employment that the Average Grindr Market Cap exceeds $5 billion (a “Performance Date”), the CFO shall be granted a number of RSUs equal to (a) $1,620,000 divided by (b) the average VWAP for the 90 trading days preceding such Performance Date, with such number of RSUs rounded down to the nearest whole unit.

•On the first occasion (if any) during the CFO’s employment that the Average Grindr Market Cap exceeds $7.5 billion (also a “Performance Date”), the CFO shall receive a number RSUs equal to (a) $810,000 divided by (b) the average VWAP for the 90 trading days preceding such Performance Date, with such number of RSUs rounded down to the nearest whole unit.

•On the first occasion (if any) during the CFO’s employment that the Average Grindr Market Cap exceeds $10 billion (also a “Performance Date”), the CFO shall receive a number RSUs equal to (a) $810,000 divided by (b) the average VWAP for the 90 trading days preceding such Performance Date, with such number of RSUs rounded down to the nearest whole unit.

Performance-Based Award Grant Date	As soon as practicable following achievement of the applicable Performance Date.
Vesting Schedule
•If a Performance-Based Equity Award is granted prior to the first anniversary of the Start Date (the “First Anniversary”), such award shall fully vest on the earlier to occur of (i) the First Anniversary and (ii) the effective date of a change in control, subject, in either case, to the CFO’s continued employment in good standing by the Company through the vesting date.

•If a Performance-Based Equity Award is granted on or after the First Anniversary, such award shall be fully vested on the grant date.

Termination of the Transactions or the Merger Agreement
Alternative Award Vehicles
In the event the transactions contemplated by the Merger Agreement are not consummated for any reason (or in the event the Merger Agreement is terminated in accordance with its terms), subject to approval by the then-current Board, the Company shall arrange for the grant of alternative equity or equity-based awards (such as option awards or RSU awards with a liquidity event requirement) to the CFO in lieu of the Time-Based Equity Award and the Performance-
Based Equity Awards, with such alternative award vehicles
(a) providing equivalent Total Equity Award Value and (b) subject to substantially similar terms and conditions as the Time-Based Equity Award and the Performance-Based Equity Awards.

Definitions

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Average Grindr Market Cap	means the daily average of the Grindr Market Cap for the 90 trading days preceding a given day.
Closing
means the closing of the transactions contemplated by the Merger Agreement, pursuant to which the common stock (or similar securities) of the surviving or parent entity (the “Common Stock”) will be publicly traded, and “Closing Date” means the date on which
Closing occurs.

Grindr Market Cap	shall be equal to (a) the VWAP on a given day multiplied by (b) the number of issued and outstanding shares of Common Stock on such day.
Share	means one share of Common Stock.
VWAP
means, for any given date, the per-share volume-weighted average price (determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours) of a Share, as displayed under the heading “Bloomberg VWAP” on
Grindr’s Bloomberg page (or its equivalent if such page is not available).

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Exhibit B

Employee Confidentiality, Proprietary Rights, and Arbitration Agreement (See attached)

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